Exhibit 2.1

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 27, 2010, between SV Holdco, LLC, a Delaware limited liability company (“SV Holdco”), and Carmike Cinemas, Inc. (the “Subscriber”).

RECITALS

WHEREAS, Technicolor Cinema Advertising, LLC, a Delaware limited liability company (doing business as “Screenvision”), Carlton Communication Limited, a private limited company incorporated under the laws of England and Wales (“Carlton”), Gallo 8 S.A.S., a corporation incorporated under the laws of France (“Gallo 8”), and Technicolor, Inc., a Delaware corporation (“Technicolor” and together with Gallo 8, the “Technicolor Parties”) and SV Holdco, are parties to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things and subject to the terms and conditions of the Purchase Agreement, SV Holdco will acquire one hundred percent (100%) of the membership interests of Screenvision; capitalized terms not defined herein have the meanings set forth in the Purchase Agreement;

WHEREAS, in connection with the Purchase Agreement, Screenvision Exhibition, Inc. (“Screenvision Exhibition”) and Subscriber are entering into that certain Amended and Restated Theatre Agreement, dated as of the date hereof (the “Carmike Agreement”); and

WHEREAS, in consideration for the services to be provided by Carmike in connection with the Carmike Agreement and no other consideration, SV Holdco will issue to Carmike 760,000 Class C Common Units (as defined in the LLC Agreement, which is defined herein) representing twenty percent (20%) of the issued and outstanding Units (as defined in the LLC Agreement) of SV Holdco after giving effect to the transactions contemplated by the Purchase Agreement (but before giving effect to the issuance of equity to management).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in reliance on the representations and warranties herein and for other good and valuable consideration the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I.	ACQUISITION OF SECURITIES; CLOSING

1.1 Acquisition of Securities. Subject to the consummation of the transactions contemplated by the Purchase Agreement, immediately following the “Closing” contemplated in the Purchase Agreement, SV Holdco shall issue to the Subscriber, free and clear of all liens and encumbrances, other than liens or encumbrances created by the Subscriber, an aggregate of 760,000 membership interests of SV Holdco designated as “Class C Common Units” (the “Initial Units”).

1.2 Delivery of Funds and Certificates. The closing of the acquisition and issuance of the Initial Units (the “Closing”) shall take place at 10:00 a.m., Los Angeles time, on the same day on which the “Closing” contemplated in the Purchase Agreement occurs, at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067, or at such other time and place as agreed by the parties hereto. At the Closing, (a) SV Holdco shall deliver to the Subscriber any documents and instruments as may be necessary or appropriate to vest in the Subscriber good and marketable title in such Initial Units, free and clear of all liens and encumbrances, other than liens or encumbrances created by the Subscriber, against payment therefor, and (b) the Subscriber shall execute and deliver to SV Holdco a counterpart signature page to the Amended and Restated Limited Liability Company Agreement of SV Holdco substantially in the form attached as Exhibit A hereto (the “LLC Agreement”).

1.3 Grant of Bonus Units. If at any time, and from time to time, following the Closing through the New Term Expiration Date (as defined in the Carmike Agreement) Screenvision Exhibition becomes obligated to pay a “Theater Acquisition Bonus” pursuant to the terms of the Carmike Agreement, SV Holdco shall, concurrently with Screenvision Exhibition paying such bonus, issue to the Subscriber, as consideration for services performed and to be performed under the Carmike Agreement and for no additional consideration, a number of additional Class C Common Units of SV Holdco (“Bonus Units,” and together with the Initial Units, the “Securities”) equal to the product of (a) a fraction the numerator of which is the Attendance (as defined in the Carmike Agreement) during the 12-month period immediately preceding the closing date for the acquisition to which such Theater Acquisition Bonus relates at the Additional Theaters (as defined in the Carmike Agreement) acquired in such acquisition (the “LTM Acquired Attendance”) and the denominator of which is (i) the sum of the aggregate Credited Attendance (as defined in the Carmike Agreement) of all Exhibitor Group Companies (as defined in the Carmike Agreement) during the same 12-month period plus (ii) the LTM Acquired Attendance, multiplied by (b) fifty percent (50%), multiplied by (c) 760,000; provided that the maximum number of Bonus Units issuable pursuant to this Section 1.3 shall not exceed 253,334. SV Holdco’s obligation to issue Bonus Units to the Subscriber pursuant to this Section 1.3 shall terminate immediately upon the Subscriber effecting any Transfer (as defined in the LLC Agreement) (other than to a Permitted Transferee, as such terms as defined in the LLC Agreement) of any Class C Common Units issued to the Subscriber pursuant to this Agreement.

1.4 Forfeiture of Units. 190,000 of the Initial Units and all Bonus Units shall be subject to forfeiture to SV Holdco, without payment of any additional consideration, in the event that, as of December 31 of any year prior to the New Term Expiration Date (commencing with December 31, 2011), the actual number of Screens (as defined in the Carmike Agreement) is less than the then-applicable Hurdle Screen Count (as defined in the Carmike Agreement). The number of Initial Units and Bonus Units forfeited at any year-end shall be equal to the product of (a) a fraction the numerator of which is the difference of (i) the then-applicable Hurdle Screen Count minus (ii) the actual number of Screens, in each case as of the relevant December 31, and the denominator of which is the actual number of Screens as of such date, multiplied by (b) fifty percent (50%), multiplied by (c) 760,000 (if no Bonus Units have been issued) or the sum of the Initial Units and all Bonus Units issued prior to the relevant year-end (if Bonus Units have previously been issued); provided that the maximum number of Initial Units forfeited pursuant to this Section 1.4 shall not exceed 190,000 and the maximum number of Bonus Units forfeited pursuant to this Section 1.4 shall not exceed the actual number of Bonus Units previously issued.

No Initial Units shall be forfeited until all Bonus Units shall have been forfeited, with the Bonus Units being forfeited in the reverse order in which such Bonus Units were granted.

1.5 Distribution Threshold. The Securities shall have a “Distribution Threshold” for purposes of the LLC Agreement equal to (a) in the case of the Initial Units, $106,209,150, and (b) in the case of the Bonus Units, the amount that would be distributed to the members of SV Holdco under Section 9.1 of the LLC Agreement if at the time of the issuance of the Bonus Units, all of the assets of SV Holdco were sold for their respective Fair Market Values (as defined in the LLC Agreement), the liabilities of SV Holdco were paid in full and the remaining proceeds were distributed in accordance with Section 9.1 of the LLC Agreement; provided that, in the event the Subscriber disputes the determination of any such Fair Market Values as determined by the Board, the Subscriber may request that the Board obtain, and the Board shall obtain, a valuation of the assets of SV Holdco by an independent valuation consultant or appraiser of nationally recognized standing that is mutually acceptable to the Board and the Subscriber, with the valuation determined by such consultant or appraiser being binding on SV Holdco for purposes of this Section 1.5.

1.6 Termination of Rights Upon Certain Events. The Subscriber’s right to receive Bonus Units pursuant to Section 1.3 and possibility of forfeiting Initial Units or Bonus Units pursuant to Section 1.4 shall terminate upon the occurrence of a Change of Control (as defined in the LLC Agreement) or liquidation of SV Holdco or the consummation of an initial public offering of securities of SV Holdco or any successor-in-interest to either of them.

II.	SV HOLDCO’S REPRESENTATIONS, WARRANTIES AND AGREEMENTS

SV Holdco represents and warrants to Subscriber as follows:

2.1 Organization. (a) SV Holdco is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to own, operate and lease its properties and assets, to own and operate its business, and to enter into and perform its obligations under this Agreement and to consummate the sale of the Securities hereunder, and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the business and operations of SV Holdco and its Subsidiaries, taken as a whole.

(b) Each Subsidiary of SV Holdco is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite limited liability, corporate or similar power and authority, as applicable, to own, operate and lease its properties and assets, to own and operate its business, and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the business and operations of SV Holdco, taken as a whole.

(c) SV Holdco has made available to the Subscriber a complete and correct copy of the Governing Documents, as amended, to date, of SV Holdco and each of its Subsidiaries. Such certificates of formation or incorporation, bylaws, operating agreements or equivalent organizational documents are in full force and effect. Neither SV Holdco nor any of its Subsidiaries is in violation of any of the provisions of its certificates of formation or incorporation, bylaws, operating agreements or equivalent organizational documents.

2.2 Authorization, etc. SV Holdco has the full power and authority to execute, deliver and perform this Agreement and to issue the Securities hereunder. The issuance of the Securities and its execution, delivery and performance of this Agreement has been duly authorized by all necessary limited liability company action on its behalf, and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3 Non-Contravention. The execution, delivery and performance by SV Holdco of this Agreement does not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or any other Governing Documents applicable to SV Holdco or any of its Subsidiaries, or any agreement or other instrument to which SV Holdco or any of its Subsidiaries is a party or by which SV Holdco or any of its Subsidiaries is bound, (b) violate or conflict with any permit, franchise, judgment, decree, law, statue, order, rule, regulation, Governmental Order or Governmental Authorization applicable to SV Holco’s business, SV Holdco or any of its Subsidiaries or any of its assets or properties, (c) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination of, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering or granting of any payment, right or other material obligations pursuant to, result in the creation of any Lien on any of the assets or properties of SV Holdco or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any material contract to which SV Holdco or any of its Subsidiaries is or at the Closing will be a party, or by which SV Holdco or any of its Subsidiaries or any of their respective assets or properties is or at the Closing will be bound or affected; or (d) result in the creation of any Lien on the Securities; except, with respect to clauses (b) and (c), for such conflicts, violations, invalidations, breaches, defaults, terminations, cancellations, accelerations, rights, Liens or results as would not reasonably be expected to be material.

2.4 Capitalization.

(a) Following the Closing, the issued and outstanding membership interests of SV Holdco shall be as follows: (i) 3,040,000 Class A Common Units, (ii) 200,000 Class B Common Units reserved for issuance to management employees of Screenvision in connection with such employees’ incentive, membership purchase or equity compensation plans, arrangements or agreements and (iii) 760,000 Class C Common Units, with an additional 253,334 Class C Common Units reserved for issuance to Subscriber pursuant to Section 1.3 of this Agreement.

(b) Except as expressly set forth in the Purchase Agreement and this Agreement and excluding any membership interests to be awarded to any holders of Class B Common Units pursuant to such employees’ incentive, membership purchase or equity compensation plans, arrangements or agreements, SV Holdco has not, and will not have prior to the Closing, issued or agreed to issue any: (i) membership interest or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of any membership interest or other equity or ownership interests; (iii) membership interest appreciation right, profits interest, phantom equity, interest in the ownership or earnings of SV Holdco or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(c) The Securities to be issued to the Subscriber, when issued, will be (i) duly authorized, validly issued, fully paid and nonassessable and owned by the Subscriber free and clear of all liens, claims, encumbrances, restrictions or other claims of any third party and (ii) issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws, or pursuant to valid exemptions therefrom, and will not be subject to, nor will have been issued in violation of, any preemptive rights created by Law, Governing Documents, any contract or otherwise. The Securities are not certificated, and, upon issuance to the Subscriber will be reflected in the register of members of SV Holdco.

(d) Other than as will be provided in the LLC Agreement and agreements that may be entered into with respect to grants of Class B Common Units to management of Screenvision, SV Holdco will not at the Closing be a party or subject to any contract, arrangement, commitment, lease, license or other agreement, whether written or oral, that is legally binding, and at the Closing there will be no agreement or understanding by or among the unitholders of SV Holdco, which affects or relates to the voting or giving of written consents with respect to any security of SV Holdco. Other than as will be provided in the LLC Agreement and agreements that may be entered into with respect to grants of Class B Common Units to management of Screenvision, SV Holdco will not be under any contractual or other obligation to register any of its then outstanding securities. Other than as will be provided in the LLC Agreement and agreements that may be entered into with respect to grants of Class B Common Units to management of Screenvision, at the Closing there will be no rights of first refusal, co-sale rights or registration rights granted by SV Holdco with respect to membership interests of SV Holdco.

(e) Except for Screenvision and its Subsidiaries, SV Holdco will not at the Closing directly or indirectly own any equity, partnership, membership or similar interest in any Person, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest.

(f) Except for obligations incurred in connection with its organization and the transactions contemplated by the Purchase Agreement, SV Holdco has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person, including any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

(g) A true and correct copy of the LLC Agreement that will be in effect as of the Closing is attached hereto as Exhibit A.

2.5 Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of SV Holdco is, or will be at Closing, required in connection with SV Holdco’s issuance of the Securities in accordance with this Agreement.

2.6 Litigation. There are no actions pending or, to the knowledge of SV Holdco, threatened by any Person (including any governmental authority) against or affecting SV Holdco, or any of its Subsidiaries or any of the managers, directors, officers, or employees of SV Holdco or any of its Subsidiaries in their capacity as officers, directors or employees of SV Holdco or any of its Subsidiaries that would reasonably be expected to be material to SV Holdco and its Subsidiaries, taken as a whole. There are no actions pending or, to the knowledge of SV Holdco, threatened against or affecting SV Holdco or any of its Subsidiaries (a) challenging or seeking to restrain, delay or prohibit the issuance of the Securities or (b) preventing SV Holdco from performing in all respects its obligations under this Agreement. Neither SV Holdco nor any of their Subsidiaries is subject to any outstanding order, writ, judgment, decree, stipulation, determination or award entered by or with any governmental authority that would reasonably be expected to be material to SV Holdco and its Subsidiaries, taken as a whole.

III.	SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND AGREEMENTS

3.1 Investment Intention. The Subscriber represents and warrants that it is acquiring the Securities solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. The Subscriber represents and warrants that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

3.2 Economic Risk; Access to Information: Evaluation of Risks The Subscriber is able to bear the economic risk of holding the Securities for an indefinite period and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Securities. The Subscriber has received all information regarding the Securities as it deems necessary to make a decision with respect to the Securities. The Subscriber acknowledges that the Securities have not been registered under the Securities Act or any state securities laws, and that the Securities are being offered in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless they are subsequently registered and qualified under the Securities Act and applicable state laws or unless an exemption from such registration and qualification is available.

3.3 Authorization of Purchase, etc. The Subscriber represents and warrants that it has the full power and authority to execute, deliver and perform this Agreement, the LLC Agreement and to subscribe for and purchase the Securities hereunder. The Subscriber further represents and warrants that its acquisition of the Securities and its execution, delivery and performance of this Agreement and the LLC Agreement has been duly authorized by all necessary corporate or other action on its behalf, and this Agreement and the LLC Agreement constitute the Subscriber’s legal, valid and binding obligations, enforceable, assuming the due authorization, execution and delivery by the other parties thereto, against Subscriber in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4 Compliance with Laws and Other Instruments. The Subscriber represents and warrants that the execution and delivery of this Agreement and the LLC Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of each obligation hereunder and thereunder does not conflict with, or result in any violation of or default under, (a) any provision of the charter or by-laws of the Subscriber, (b) any material contract to which such Subscriber is a party or by which the Subscriber or any of its properties are bound, or (c) any permit, franchise, judgment, decree, law, statute, order, rule or regulation applicable to the Subscriber or its business, except, with respect to clauses (b) or (c) for such conflicts, violations or defaults as would not reasonably be expected to be material and would not prevent or delay the Subscriber from acquiring the Securities.

3.5 Matters Relating to Publicly Traded Partnerships. The Subscriber represents and warrants that it is a Subchapter C corporation for U.S. federal income tax purposes.

IV.	MISCELLANEOUS

4.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address as either party to this Agreement shall specify by notice to the other:

if to SV Holdco, to it in care of:

Attention: Stephen D. Royer

Shamrock Capital Advisors

4444 W. Lakeside Drive

Burbank, CA 91505

Fax: 818-973-1488

Email: sroyer@shamrock.com

if to the Subscriber, to it in care of:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, GA 31901

Attention: Fred Van Noy and Lee Champion

Facsimile: (706) 576-3441 and (706) 576-3419

Email: fred@carmike.com and lchampion@carmike.com

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

4.2 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

4.3 Waiver. No consent or waiver, express or implied, by any party hereto to or of any breach or default by the other party hereto in the performance by such other party of its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or the other party. Failure by a party hereto to complain of any act or omission to act by the other party, or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by the party of its rights under this Agreement.

4.4 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by the Subscriber and SV Holdco.

4.5 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either SV Holdco or the Subscriber without the prior written consent of SV Holdco and the Subscriber.

4.6 Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

4.7 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

4.8 Counterparts. This Agreement may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

4.9 Termination. This Agreement may be terminated by mutual agreement of the Subscriber and SV Holdco and shall terminate automatically upon a termination of the Purchase

Agreement pursuant to its terms that occurs prior to consummation of the acquisition of Screenvision contemplated thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Subscriber has executed this Agreement as of the day and year first above written.

SV HOLDCO, LLC

By: Shamrock Capital Growth Fund II, L.P., its Initial Member

	By:	Shamrock Capital Partners II, L.L.C.
	Its:	General Partner

		By:	/s/ Stephen D. Royer
		Name:	Stephen D. Royer
		Title:	Executive Vice President

SUBSCRIBER:

CARMIKE CINEMAS, INC.

By:

	By:	/s/ Richard B. Hare
	Name:	Richard B. Hare
	Title:	CFO